Exhibit 99.1

Willis Group Holdings Limited Reports on Annual Meeting of Stockholders

    NEW YORK--(BUSINESS WIRE)--April 26, 2006--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, held its Annual Meeting of Shareholders today at the School of Risk Management at St. John's University in New York City.
    At the meeting, stockholders re-elected Joseph J. Plumeri, Gordon
M. Bethune, William W. Bradley, Joseph A. Califano Jr., Perry Golkin, Paul M. Hazen, Wendy E. Lane, James F. McCann, and Douglas B. Roberts to the Board of Directors. Newly elected Board members are Eric G. Friberg, Sir Roy Gardner and The Rt. Hon. Sir Jeremy Hanley, KCMG. All will serve until the next Annual General Meeting of Shareholders or until their respective successors are elected or appointed. Stockholders also re-appointed Deloitte & Touche as auditors until the close of the next Annual General Meeting of Shareholders and authorized the Audit Committee on behalf the Board of Directors to fix the auditors remuneration.
    In remarks to shareholders, Joe Plumeri, Chairman and CEO of Willis, reviewed the Company's five year track record defined by creating shareholder value, building a sales culture, and growing market share. "Our vision and our goal remain unaltered from when we set out on this mission five years ago - build a great company providing steady and sustainable long-term growth," he said.

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 80 countries, its global team of 15,400 Associates serves clients in some 190 countries. Willis is publicly traded on the New York Stock Exchange (NYSE: WSH). Additional information on Willis may be found on its web site: www.willis.com.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, 212-837-0880
             kerry.calaiaro@willis.com
             or
             Media:
             Dan Prince, 212-837-0806
             daniel.prince@willis.com